Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2021 REVENUES

OF $165.1 MILLION, OPERATING INCOME OF $72.6 MILLION AND

DILUTED EPS OF $1.37

Company Announces Increase in Regular Quarterly Dividend to $0.70 per Share, up from $0.66, and

Approval of $150 Million Share Repurchase Program

Full Year 2021 Financial Highlights*

•	Record revenues of $699.0 million, up 1%; 2-year compound annual growth rate of 17%

•	Record Emerging Markets commission revenue of $104.1 million, up 17%

•	Operating income of $337.2 million, down 10%

•	Operating margin of 48.2%

•	Free cash flow of $296.7 million

•	Diluted EPS of $6.77, down 14% from $7.85

•	Estimated combined U.S. High-Grade and High-Yield market share of 19.3%; approximately 92% of credit volume on the platform was executed by institutional clients

Fourth Quarter Financial Highlights**

•	Revenues of $165.1 million, down 4%

•	Operating income of $72.6 million, down 21%

•	Diluted EPS of $1.37, down 28% from $1.91

•	Estimated combined U.S. High-Grade and High-Yield market share of 19.5%; approximately 92% of credit volume on the platform was executed by institutional clients

•	Emerging Markets volume of $160.6 billion, up 15%

•	Record estimated Eurobond market share of 13.2%, up from 11.1%

•	Record active total client firms of 1,877 and international client firms of 956

*	All comparisons versus full year 2020.

**	All comparisons versus fourth quarter 2020.

NEW YORK, January 26, 2022 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter and year ended December 31, 2021.

“In 2021, we continued to execute our growth strategy, significantly enhancing the value of our unique liquidity solutions for clients on our global marketplace,” said Rick McVey, Chairman and CEO of MarketAxess. “We delivered strong performance across our core markets compared to pre-pandemic levels, and momentum continued to build in our newer markets, including Global EM, Munis, and Rates, where we are growing our share of the addressable e-trading opportunity. Our investments in new trading protocols and trading automation solutions continue to gain traction, driving higher trading efficiency and lower trading costs for our clients. We also benefited from strong revenue growth in Data and Post-Trade Services, reflecting their increasing importance in driving trading activity and diversifying our revenue streams. Lastly, our powerful network of clients continued to grow to a record 1,877 active client firms utilizing our global marketplace. As a result of our strong execution and continued investment in new growth drivers, we are in a great position for 2022 and beyond.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2021 decreased 3.7% to $165.1 million, compared to $171.3 million for the fourth quarter of 2020. Operating income was $72.6 million, compared to $91.7 million for the fourth quarter of 2020, a decrease of 20.8%. Operating margin was 44.0%, compared to 53.5% for the fourth quarter of 2020. Net income totaled $52.2 million, or $1.37 per share on a diluted basis, compared to $72.9 million, or $1.91 per share, for the fourth quarter of 2020.

Commission revenue for the fourth quarter of 2021 decreased 6.4% to $145.9 million, compared to $155.8 million for the fourth quarter of 2020. Variable transaction fees decreased 11.0% to $113.9 million for the fourth quarter of 2021, compared to variable transaction fees of $128.0 million for the fourth quarter of 2020. Commission revenue includes $1.2 million generated by MuniBrokers, which was acquired in April 2021. Combined U.S. high-grade and high-yield trading volume as a percentage of FINRA’s combined high-grade and high-yield TRACE trading volume was an estimated 19.5% for the fourth quarter of 2021, compared to an estimated 21.1% for the fourth quarter of 2020.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $19.1 million, compared to $15.5 million for the fourth quarter of 2020. The $3.6 million increase in all other revenue was principally due to an incremental $1.8 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub which was acquired on November 30, 2020 and $0.8 million of revenue due to new data contracts.

Total expenses for the fourth quarter of 2021 increased 16.1% to $92.5 million, compared to $79.6 million for the fourth quarter of 2020. The increase in total expenses was largely due to higher employee compensation and benefit costs of $4.7 million, mainly due to an increase in headcount; higher depreciation and amortization of $4.0 million, which includes acquired intangibles expense of $1.8 million; and higher technology and communications costs of $2.3 million which was partially offset by a decrease in clearing costs of $1.3 million. Expenses in the fourth quarter of 2021 reflect incremental operating expenses and costs associated with the MuniBrokers and Regulatory Reporting Hub businesses totaling $5.0 million. Excluding the MuniBrokers and Regulatory Reporting Hub expenses, total expenses for the quarter were up 10.1%.

The effective tax rate for the fourth quarter of 2021 was 27.1%, compared to 19.2% for the fourth quarter of 2020. The higher effective tax rate for the fourth quarter of 2021 was due to lower excess tax benefits and return-to-provision adjustments. The income tax provision for the fourth quarter of 2021 and 2020 reflected $0.3 million and $6.2 million, respectively, of excess tax benefits related to share-based compensation awards.

Full Year 2021 Results

Total revenues for the year ended December 31, 2021 increased 1.4% to a record $699.0 million, compared to $689.1 million for 2020. Operating income was $337.2 million, compared to $374.7 million for 2020, a decrease of 10.0%. Operating margin was 48.2%, compared to 54.4% for 2020. Net income totaled $257.9 million, or $6.77 per share on a diluted basis, compared to $299.4 million, or $7.85 per share, for 2020.

Commission revenue for the year ended December 31, 2021 decreased 2.1% to $621.0 million, compared to $634.4 million for 2020. Variable transaction fees decreased 4.7% to $501.6 million, compared to variable transaction fees of $526.3 million for 2020. Commission revenue includes $3.5 million generated by MuniBrokers, which was acquired in April 2021. Combined U.S. high-grade and high-yield trading volume as a percentage of FINRA’s combined high-grade and high-yield TRACE trading volume was an estimated 19.3% for the year ended December 31, 2021, compared to an estimated 19.5% for 2020.

All other revenue, which consists of information services, post-trade services and other revenue, increased 42.5% to $77.9 million in 2021, compared to $54.7 million for 2020. The $23.3 million increase in all other revenue was principally due to an incremental $13.0 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub which was acquired on November 30, 2020 and $3.8 million of revenue due to new data contracts.

Total expenses for the year ended December 31, 2021 increased 15.1% to $361.7 million, compared to $314.4 million for 2020. The increase in total expenses was principally due to higher depreciation and amortization of $17.5 million, which includes acquired intangibles expense of $9.7 million; higher employee compensation and benefits costs of $14.0 million, mainly due to an increase in headcount; professional and consulting fees of $9.6 million; technology and communications costs of $8.4 million; offset by a decrease in clearing costs of $5.0 million. Expenses in 2021 reflect incremental operating expenses and costs associated with the MuniBrokers and Regulatory Reporting Hub businesses totaling $21.9 million. Excluding MuniBrokers and Regulatory Reporting Hub expenses, total expenses for the year were up 8.1%.

The effective tax rate for 2021 was 22.8%, compared to 20.0% for 2020. The income tax provision for 2021 and 2020 reflected $11.7 million and $24.1 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 676 as of December 31, 2021 compared to 606 as of December 31, 2020. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a 6% increase in the quarterly cash dividend to $0.70 per share of common stock outstanding, to be paid on February 23, 2022 to stockholders of record as of the close of business on February 9, 2022.

Share Repurchases

A total of 111,694 shares were repurchased in the fourth quarter of 2021 at a cost of $45.0 million. In January 2022, the Board of Directors authorized a new repurchase program for up to $150.0 million of the Company’s common stock. The Company expects repurchases under the new program to commence in the first quarter of 2022.

Balance Sheet Data

As of December 31, 2021, total assets were $1.5 billion and included $542.8 million in cash, cash equivalents and investments. Total stockholders’ equity as of December 31, 2021 was $1.0 billion.

Guidance for 2022

For 2022, the Company is providing the following guidance:

•

Expenses are expected to be in the range of $385.0 million to $415.0 million. Based on the midpoint of the stated guidance range, operating expenses are expected to increase by approximately 11% in 2022.

•

Capital expenditures are expected to be in the range of $58.0 million to $62.0 million and include an expected increase in capitalized software development to support new protocols, products and trading platform enhancements.

•	The Company’s overall effective tax rate is expected to be between 24.0% to 26.0% and reflects a lower benefit from estimated excess tax benefits on share-based compensation awards.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 26, 2022 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 2650986 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading® marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$145,913	$155,813	$621,008	$634,445
Information services	9,561	8,771	38,175	34,341
Post-trade services	9,369	6,564	38,922	19,460
Other	217	198	846	879

Total revenues	165,060	171,346	698,951	689,125

Expenses
Employee compensation and benefits	41,218	36,472	170,916	156,885
Depreciation and amortization	14,607	10,592	53,447	35,996
Technology and communications	11,229	8,922	42,474	34,092
Professional and consulting fees	10,734	10,295	41,925	32,304
Occupancy	3,438	3,220	13,320	13,425
Marketing and advertising	2,906	2,307	9,059	7,940
Clearing costs	3,739	4,997	16,074	21,058
General and administrative	4,608	2,844	14,501	12,697

Total expenses	92,479	79,649	361,716	314,397

Operating income	72,581	91,697	337,235	374,728
Other income (expense)
Investment income	79	119	401	2,446
Interest expense	(166)	(96)	(842)	(1,142)
Other, net	(919)	(1,431)	(2,871)	(1,673)

Total other income (expense)	(1,006)	(1,408)	(3,312)	(369)

Income before income taxes	71,575	90,289	333,923	374,359
Provision for income taxes	19,390	17,358	76,035	74,982

Net income	$52,185	$72,931	$257,888	$299,377

Per Share Data:
Net income per common share
Basic	$1.39	$1.95	$6.88	$8.01
Diluted	$1.37	$1.91	$6.77	$7.85
Cash dividends declared per common share	$0.66	$0.60	$2.64	$2.40
Weighted-average common shares:
Basic	37,527	37,405	37,508	37,359
Diluted	38,046	38,188	38,097	38,144

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$46,173	$59,645	$213,790	$253,684
Other credit [1]	62,767	65,045	271,215	256,763

Total credit	108,940	124,690	485,005	510,447
Rates [2]	4,992	3,267	16,572	15,890

Total transaction fees	113,932	127,957	501,577	526,337

Distribution Fees
U.S. high-grade	22,665	21,524	87,265	81,893
Other credit[1]	9,262	6,261	31,913	25,834

Total credit	31,927	27,785	119,178	107,727
Rates[2]	54	71	253	381

Total distribution fees	31,981	27,856	119,431	108,108

Total commissions	$145,913	$155,813	$621,008	$634,445

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$171.56	$193.51	$176.91	$191.34
U.S. high-grade—floating-rate	43.08	40.14	42.36	48.21

Total U.S. high-grade	166.15	187.27	171.97	185.40
Other credit [1]	192.23	202.55	196.30	203.45

Total credit	180.24	194.94	184.78	194.06
Rates[2]	4.14	3.95	4.00	3.99

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2021	December 31, 2020

	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$506,735	$460,858
Cash segregated under federal regulations	50,159	50,059
Investments, at fair value	36,078	28,111
Accounts receivable, net	63,881	79,577
Receivables from broker-dealers, clearing organizations and customers	408,346	279,915
Goodwill	154,789	147,388
Intangible assets, net of accumulated amortization	116,377	95,354
Furniture, equipment, leasehold improvements and capitalized software, net	96,061	85,204
Operating lease right-of-use assets	70,960	75,924
Prepaid expenses and other assets	27,066	29,039

Total assets	$1,530,452	$1,331,429

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$59,719	$62,326
Payables to broker-dealers, clearing organizations and customers	229,325	133,326
Income and other tax liabilities	40,456	42,750
Accounts payable, accrued expenses and other liabilities	71,218	44,354
Operating lease liabilities	88,425	93,612

Total liabilities	489,143	376,368

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	330,262	329,742
Treasury stock	(232,712)	(169,523)
Retained earnings	956,966	799,369
Accumulated other comprehensive loss	(13,330)	(4,650)

Total stockholders’ equity	1,041,309	955,061

Total liabilities and stockholders’ equity	$1,530,452	$1,331,429

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$52,185	$72,931	$257,888	$299,377
Add back:
Interest expense	166	96	842	1,142
Provision for income taxes	19,390	17,358	76,035	74,982
Depreciation and amortization	14,607	10,592	53,447	35,996

Earnings before interest, taxes, depreciation and amortization	$86,348	$100,977	$388,212	$411,497

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$145,711	$227,620	$282,091	$404,489
Exclude: Net change in trading investments	5	(5,316)	5,574	(67,952)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(62,318)	(115,519)	59,651	49,278
Less: Purchases of furniture, equipment and leasehold improvements	(2,926)	(1,988)	(17,493)	(15,010)
Less: Capitalization of software development costs	(8,473)	(9,494)	(33,123)	(30,618)

Free cash flow	$71,999	$95,303	$296,700	$340,187

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$266,182	$305,537	$1,197,526	$1,311,512
U.S. high-grade—floating-rate	11,709	12,956	45,654	56,786

Total U.S. high-grade	277,891	318,493	1,243,180	1,368,298
Other credit	326,512	321,135	1,381,604	1,262,074

Total credit	604,403	639,628	2,624,784	2,630,372
Rates	1,206,095	826,276	4,144,964	3,987,424

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,482	$5,137	$4,973	$5,451
Other credit	5,229	5,140	5,511	5,014

Total credit	9,711	10,277	10,484	10,465
Rates	19,447	13,327	16,579	15,886
Number of U.S. Trading Days [1]	62	62	250	251
Number of U.K. Trading Days [2]	64	64	253	254

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.